Exhibit 99.3

ECOLAB

Fourth Quarter 2016 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at **www.ecolab.com/investor**. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB FOURTH QUARTER 2016

4Q 2016 Overview

◢Earnings:

▪	Reported diluted EPS $1.24, +80% versus last year; adjusted diluted EPS $1.25, +2% versus last year
▪	Reported and adjusted diluted EPS include $0.02 (2 percentage points) impact from currency translation and Venezuela deconsolidation

◢Sales:

▪	Reported sales -2%; fixed currency and acquisition adjusted fixed currency sales -1%
▪	Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +4%, offset by an expected decline in Global Energy sales
▪	New business growth and new product introductions drove share gains

◢Operating Margin:

▪	Reported operating margin +710 bps; adjusted fixed currency operating margin +20 bps
▪	Pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments was offset by a decline in Global Energy

◢Outlook:

▪	2017: Adjusted diluted EPS of $4.70 to $4.90
▪	1Q: Adjusted diluted EPS of $0.77 to $0.83

SUMMARY

Continued attractive new business gains and new product introductions drove solid acquisition adjusted fixed currency growth in our Global Institutional, Global Industrial and Other segments during the fourth quarter. These were offset by a moderating underlying sales decline in the Global Energy segment, though previously discussed one-time sales impacts in both this and last year resulted in a wider posted decrease for that business. Product innovation and ongoing cost efficiency work led the total company’s adjusted fixed currency operating margin expansion, more than offsetting the impact of soft economies, challenging end markets and continued currency headwinds. These drove the fourth quarter’s 2% adjusted earnings per share increase, which includes a 2 percentage point currency headwind.

We expect to show strong earnings growth in 2017, significantly outperforming an environment that includes sluggish global economies and higher delivered product costs. We look for better year-on-year acquisition adjusted fixed currency growth in our Global Institutional, Global Industrial and Other segments as they once again work aggressively to outpace their markets, leveraging investments we have made to further improve sales and service force effectiveness and profitability. We expect Global Energy to be modestly accretive to sales and earnings growth as it benefits from a more stable market. Further, we expect reduced currency translation headwinds this year. We believe our actions will lead to better growth and stronger comparisons in the second half of the year versus the first half for Ecolab in 2017, with forecasted adjusted diluted earnings per share in the $4.70 to $4.90 range this year, increasing 8% to 12%, including an unfavorable $0.07 per share (2 percentage point) currency translation impact to earnings.

We look for first quarter adjusted diluted earnings per share to be in the $0.77 to $0.83 range.

HIGHLIGHTS

•	Fourth quarter diluted earnings per share were $1.24.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2016 adjusted diluted earnings per share were $1.25, and included a $0.02, or 2 percentage point, headwind from currency and the Venezuela deconsolidation. This compared with adjusted diluted earnings per share of $1.22 a year ago.

•

Consolidated acquisition adjusted fixed currency sales for our Global Institutional, Global Industrial and Other segments grew 4% but were offset by lower Global Energy sales. Regional fixed currency sales growth was led by Latin America.

•

Reported operating margins increased 710 basis points. Adjusted fixed currency operating margins expanded 20 basis points as continued sales growth from the Global Institutional, Global Industrial and Other segments, pricing and cost efficiencies offset lower Global Energy results.

•

In 2016’s difficult operating environment, we focused on driving new business gains by helping customers to lower their costs. We used our industry-leading product innovation and service strengths to help customers achieve the best results and lowest operating costs, and through these aggressively drive new account gains across all of our segments.

•

We expect 2017’s external environment to show continued sluggish economic growth, higher delivered product costs, reduced but still unfavorable currency translation effects and gradually improving fundamentals in the energy markets. We will again work aggressively to drive our growth, employing the same fundamental approach to our business: win new business using our innovative new products and a sharp focus on sales execution, and along with pricing and cost efficiencies, grow our top and bottom lines at improved rates.

•	We expect this focus on top line growth and margin expansion will yield full year adjusted diluted earnings per share forecast in the $4.70 to $4.90 per share range in 2017, rising 8% to 12%.
•	In summary, despite a very challenging global economic and market environment outlook, we expect to deliver strong adjusted diluted EPS growth in 2017.

VENEZUELA

As previously disclosed, Ecolab deconsolidated its Venezuela operations at year-end 2015. This change in accounting treatment, in which we stopped consolidating the results of our local Venezuelan operations in our 2016 financial statements, does not directly affect the local operations of our Venezuelan businesses. We continue to serve customers in Venezuela after the deconsolidation.

Also as previously disclosed, the earnings per share impact of currency on growth rates versus 2015 includes the $0.15 per share effect of the Venezuela bolivar devaluation during 2015. The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share represents a total year-on-year 2016 headwind of approximately $0.17 per share.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested  businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	-1%
Pricing	0%
Subtotal	-1%
Acq./Div.	0%
Fixed currency growth	-1%
Currency impact	-1%
Total	-2%

Amounts in the table may reflect rounding.

Ecolab’s consolidated reported sales for the fourth quarter decreased 2%. Consolidated fixed currency sales for the quarter decreased 1%. Acquisition adjusted fixed currency sales also declined 1% when compared to the year ago period. Looking at the growth components, volume and mix declined 1% and pricing was modestly positive. Acquisitions and divestitures were insignificant and currency was a negative 1%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	2%	2%
Water	1%	1%
Paper	5%	5%
Textile Care	4%	4%
Total Global Industrial	2%	2%

FOOD & BEVERAGE

Fourth quarter fixed currency Food & Beverage sales increased 2% as good corporate account wins and share gains offset generally flat industry trends and the comparison to a strong period last year. Globally, we enjoyed strong growth in our food and beverage and brew markets, with flat sales in dairy and a modest decline in agri. Regional fixed currency growth was strong in Latin America and Asia Pacific while Europe grew modestly and North America was slightly lower.

We have strengthened our North America sales team and the new business pipeline has improved, providing a stronger outlook for the region in 2017. Globally, Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers. We look to more than offset the continued challenging industry conditions in the food and beverage industry with further customer penetration, new business capture and leverage from our strong innovation pipeline. We expect to show better growth in the first quarter, and improving growth comparisons as the year progresses.

WATER

Fixed currency Water sales increased 1% compared to the prior year. Continued strong light industry growth led Water’s results as new products and service execution drove business gains. This was partially offset by moderately lower sales in the heavy and mining industries, where soft power trends and mine closures weighed on results.

Regionally, we saw strong fixed currency sales growth in Latin America and Middle East & Africa, modest growth in North America, and modest declines in Europe and Asia Pacific, led by China.

We continue to leverage our innovative solutions to help customers optimize water efficiency, improve operating results and lower costs. We also remain focused on strengthening our corporate account and enterprise sales teams, expanding our new accounts pipeline and continuing to invest in growth areas for our business. We expect a low single-digit sales increase in the first quarter from continued good gains in light industries and easing comparisons in heavy and mining, with better Water growth in subsequent quarters, as we deliver stronger growth in our Water business in 2017.

PAPER

Fourth quarter fixed currency Paper sales increased 5%. Good growth in Latin America and North America, driven by strong sales efforts and business wins, more than offset declines in Asia Pacific and Europe.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board and packaging, tissue and towel, and pulp. Paper expects to show modest growth in 2017 as it continues to globalize best practices and focus on delivering value through innovative solutions.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	4%	4%
Specialty	8%	8%
Healthcare	6%	6%
Total Global Institutional	5%	5%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business was 4%. Global lodging demand continued to show modest growth while global full service restaurant industry foot traffic generally remained soft. Also impacting the quarter were the divestment of non-core Swisher business and the exit from some low or unprofitable business from that acquisition. Looking at our regional sales, North America and Latin America turned in solid fixed currency sales gains, while Europe rose modestly and Asia Pacific softened. New business wins, led by demand for our leading product innovation in key platforms, along with new products and pricing, drove our results.

We remain focused on delivering increased customer value, offering an increasing range of effective solutions that reduce our customers’ water, energy and labor costs, backed by superior on-site service. We expect investments in our advanced field technology, global sales and service force and innovation will drive future growth and further improve on our industry leadership position. We look for continued solid sales growth from Institutional in the first quarter and full year 2017, though the exit of some Swisher business will temper sales comparisons through the third quarter while also benefiting margins.

SPECIALTY

Fourth quarter sales for Specialty grew 8% in fixed currencies. Quickservice sales growth was strong as we continue to drive growth in our global accounts and as food safety gains greater focus among our customers. New business gains, increased service coverage, new products and additional customer solutions leveraged generally modest industry trends to drive the strong growth. The food retail business posted a solid gain, with the improved sales growth reflecting continued new customer additions and product introductions.

New account wins have been strong, and with our ongoing investments in new products, an expanded sales and service force and increased solutions for customers, we expect another good growth year in 2017. First quarter sales growth will likely be a bit slower, reflecting the timing of some customer rollouts, but we expect the balance of the year to deliver better comparisons and a strong full year performance.

HEALTHCARE

Fixed currency Healthcare sales were strong, rising 6% in the fourth quarter. We achieved strong growth in both North America and Europe as we continued our focus on executing the Ecolab value proposition offering innovative products and premium on-site service programs to the life science and acute care markets. Ecolab’s outcome-based programs are still a relatively new approach for the industry, and we are well positioned to capitalize on these trends. The improving sales traction and new business pipeline makes us confident in the long term growth potential for our business. Further, the recently completed acquisition of Anios should bolster our position in Europe and accelerate our international expansion.  We look for first quarter 2017 Healthcare sales to show further solid organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-14%	-14%

Fourth quarter fixed currency Global Energy segment sales decreased 14%,  in line with expectations, as industry operating conditions remained generally weak and the quarter’s comparison reflected the previously discussed impact of favorable one-time sales in 2015 and unfavorable customer business disruptions in 2016. Excluding these one-time impacts, the fourth quarter sales decline was similar to the third quarter. Revenues across Global

Energy’s major business lines were flat when compared to the third quarter. Within our upstream businesses, the well stimulation business (representing less than 10% of Global Energy segment sales) recorded a decline versus last year (though it was also sequentially flat to the third quarter 2016) as a significant increase in sales of its drilling fluids was more than offset by continued lower well completion product sales. Our production business (which represents approximately 65% of Global Energy segment sales) also declined due to modest pricing reductions, lower customer product usage and customer business interruptions in the Middle East and Africa. Sales in downstream also declined due to lower pricing, customer turnarounds and one-time sales last year.

Oil service industry activity has begun to recover and we believe that demand will gradually improve in 2017. We look for full year 2017 Global Energy segment sales to be similar to 2016 with the second half outperforming the first, led by a recovery in the well stimulation business, with our production and downstream businesses expected to realize gradually improving comparisons through 2017 as pricing stabilizes and volumes improve. First quarter Global Energy segment sales are expected to see a narrowing year-on-year decline versus 2016, as modest growth in the well stimulation business and stable downstream results are more than offset by lower production sales. We continue to be aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales gains, as well as build our position for stronger growth this year and for the future.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	9%	9%
Equipment Care	2%	2%
Total Other	7%	7%

PEST ELIMINATION

Fixed currency Pest Elimination sales were very strong, increasing 9% in the fourth quarter. Sales to food retail, hospitality, restaurant and F&B customers led the growth. Regionally, we enjoyed double-digit fixed currency growth in North America and Asia Pacific, with good growth in Europe and Latin America. We continue to drive market penetration, using innovative service offerings, new technologies and leading capabilities in our service offerings to address key customer needs and global trends. Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show good growth in the first quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 2% in the fourth quarter. As outlined in the third quarter discussion, fourth quarter 2016 results compared against a strong period last year. In addition, technician hiring delays (in part reflecting the industry’s tighter employment market) also impacted the quarter’s results. Productivity improvements from our technology and training investments and strong execution continue to help drive results. We also have several initiatives underway to increase technician staffing and retention. Demand remains strong, and we believe recent corporate account wins will provide a solid pipeline for good growth in the first quarter and improved gains through 2017.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Gross Profit	$ 1,607.0	47.9%	$ 1,580.3	46.3%	2%

Fourth quarter gross margins were 47.9%. When adjusted for special charges, fourth quarter 2016 gross margins were 48.1% and rose 50 basis points above last year. The improvement was driven by cost savings and the decline in Global Energy (which on average has a lower gross profit margin).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
SG&A	$ 1,046.3	31.2%	$ 1,058.8	31.0%	(1)%

SG&A expenses represented 31.2% of fourth quarter sales and rose 20 basis points above last year, primarily reflecting investments in the business and the decline in Global Energy (which on average has a lower SG&A ratio).

($ millions, unaudited)	2016	% sales	2015	% sales	% change
Consolidated Op. Inc.	$ 556.9	16.6%	$ 322.8	9.5%	73%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 556.5	16.8%	$ 555.5	16.6%	0%

Consolidated operating income margins were 16.6%. Adjusted for special charges, fixed currency operating income margins were 16.8%, rising 20 basis points over last year’s comparable margin. The margin expansion was driven by pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments, which were partially offset by a decline in Global Energy results.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Industrial Op. Inc.	$ 203.2	16.9%	$ 196.2	16.7%	4%

Fixed currency operating income for the Global Industrial segment increased 4%. Acquisition adjusted fixed currency operating income grew 5% and margins increased 30 basis points to 16.9%. Improved volume and mix, pricing and cost savings initiatives more than offset modestly higher delivered product costs to drive the increase.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Institutional Op. Inc.	$ 258.8	22.7%	$ 224.9	20.6%	15%

Fixed currency operating income for the Global Institutional segment increased 15%. Acquisition adjusted fixed currency operating income grew 16% and margins increased 220 basis points to 23.0%. Pricing, sales volume gains and a significant increase in the Healthcare margin versus last year (which included the impact of a voluntary recall) more than offset investments in the business and modestly higher delivered product costs.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Global Energy Op. Inc.	$ 98.3	12.9%	$ 140.3	15.9%	(30)%

Fixed currency Global Energy segment operating income decreased 30%.  Acquisition adjusted fixed currency operating income declined 29% and margins declined 270 basis points to 12.8%. The decrease reflected lower sales volume and reduced pricing, which more than offset cost reduction actions, delivered product cost savings and synergies.

($ millions - fixed currency, unaudited)	2016	% sales	2015	% sales	% change
Other Op. Inc.	$ 37.9	18.5%	$ 35.6	18.6%	6%

Fixed currency operating income for the Other segment increased 6% as pricing and sales volume gains were partially offset by investments in the business and higher fleet-related costs in the quarter.

($ millions, unaudited)	2016	2015
Corporate
Special Gains/(Charges)	($7.9)	($243.9)
Corp. Expense	(41.7)	(41.5)
Total Corporate Expense	($49.6)	($285.4)

Corporate segment expense includes amortization expense of $42 million in both the fourth quarter of 2016 and 2015 related to the Nalco merger intangible assets. Corporate expense also includes special gains and charges. Total special gains and charges for the fourth quarter of 2016 were insignificant on a net basis. Special gains and charges for the fourth quarter of 2015 were a net charge of $242 million ($165 million after-tax) and primarily consisted of a $123 million charge related to the deconsolidation of our Venezuelan business and $63 million related to restructuring costs. The remainder of the special gains and charges consisted primarily of an asset impairment and wage-hour litigation-related charges.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the fourth quarter of 2016 was 23.9%, compared with the reported rate of 14.4% in the fourth quarter of 2015. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.7% in the fourth quarter of 2016 compared with 24.2% for the same period last year. The increase in our adjusted tax rate was primarily driven by the annualization of the research and development tax credit in 2016 compared with the prior year’s full recognition in the fourth quarter.

Ecolab did not repurchase any of its common stock during the fourth quarter.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share of $1.24 compared with $0.69 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, fourth quarter adjusted diluted earnings per share were $1.25 compared with $1.22 last year.

BALANCE SHEET, CASH FLOW AND LEVERAGE

Summary Balance Sheet and Selected Balance Sheet Measures

(unaudited)	December 31
($ millions)	2016	2015
Cash and cash eq.	$ 327.4	$ 92.8
Accounts receivable, net	2,341.2	2,390.2
Inventories	1,319.4	1,388.2
Other current assets	291.4	576.3
PP&E, net	3,365.0	3,228.3
Goodwill and intangibles	10,200.8	10,600.0
Other assets	485.0	365.9
Total assets	$ 18,330.2	$ 18,641.7

Short-term debt	$ 541.3	$ 2,205.3
Accounts payable	983.2	1,049.6
Other current liabilities	1,494.9	1,509.5
Long-term debt	6,145.7	4,260.2
Pension/Postretirement	1,019.2	1,117.1
Other liabilities	1,175.0	1,519.6
Total equity	6,970.9	6,980.4
Total liab. and equity	$ 18,330.2	$ 18,641.7

	December 31
(unaudited)	2016	2015
Total Debt/Total Capital	49.0%	48.1%
Net Debt/Total Capital	47.7%	47.7%
Net Debt/EBITDA	2.3	2.6
Net Debt/Adjusted EBITDA	2.2	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Selected Cash Flow items

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2016	2015
Cash from op. activities	$ 1,939.7	$ 1,999.8
Depreciation	561.0	559.5
Amortization	289.7	300.0
Capital expenditures	707.4	771.0

Net debt to total capital was 48% at December 31, 2016, with the net debt to adjusted EBITDA ratio at 2.2 times.

FORECAST

Looking ahead, we remain focused on driving superior fixed currency organic sales and earnings growth through the effective implementation of our successful Ecolab business model, which means offering the best products, backed by the best service, to yield the best results at the lowest total use cost to the customer. We will use this model, along with our well-developed corporate accounts and independent customer approach, to drive superior fixed currency organic growth in an environment that includes sluggish global economies and higher delivered product costs. We expect the Energy segment to show a better performance in 2017 with improving comparisons developing through the year as the energy markets gradually recover. While we are carefully watching our costs, we continue to make key long term investments in our growth model and critical support systems. We also continue to invest in key acquisitions that improve our competitive set for the future.

As a result of this focus on our fundamentals, we look for our first quarter Global Institutional, Global Industrial and Other segments to deliver good acquisition adjusted fixed currency sales growth, and expect a moderated Global Energy segment decline. We expect foreign currency to have an unfavorable $0.01 per share impact to earnings growth, and expect higher delivered product costs.  As a result, we expect first quarter adjusted earnings to be in the $0.77 to $0.83 range compared with $0.77 earned last year.

We expect full year 2017 adjusted diluted earnings to be in the $4.70 to $4.90 per share range, increasing 8% to 12%.  Currency translation is expected to represent an unfavorable impact of approximately 1 percentage point on full year sales and an estimated $0.07 (2 percentage points to growth) unfavorable impact on diluted earnings per share.  We expect the second half of the year show better earnings growth comparisons than the first half.

SUMMARY

In summary, we delivered on our forecast in the fourth quarter, while offsetting significant market and currency challenges and investing in our future. We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency. We expect to deliver attractive earnings per share growth in 2017 while continuing to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2017 first quarter and full-year financial and business results, global economies, delivered product costs, energy market forecast, sales growth, performance against the market, innovation, investments, pricing, cost savings, foreign currency, and pending merger and acquisition opportunities. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our most recent  Annual Report on Form 10-K, and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	EBITDA
•	adjusted EBITDA
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1 U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015.

Acquisition adjusted growth rates exclude the results of our acquired businesses from the first twelve months post acquisition, exclude the results of our divested businesses from the twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the fourth quarter 2016 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2016	2015	2016	2015

Net Sales
Reported GAAP net sales	$ 3,352.1	$ 3,412.0	$ 13,152.8	$ 13,545.1
Effect of foreign currency translation	(44.7)	(69.9)	(197.8)	(630.8)
Non-GAAP fixed currency sales	$ 3,307.4	$ 3,342.1	$ 12,955.0	$ 12,914.3

Cost of Sales
Reported GAAP cost of sales	$ 1,745.1	$ 1,831.7	$ 6,898.9	$ 7,223.5
Special (gains) and charges	4.1	45.2	66.0	80.6
Non-GAAP adjusted cost of sales	$ 1,741.0	$ 1,786.5	$ 6,832.9	$ 7,142.9

Gross Margin
Reported gross margin	47.9%	46.3%	47.5%	46.7%
Non-GAAP adjusted gross margin	48.1%	47.6%	48.0%	47.3%

Operating Income
Reported GAAP operating income	$ 556.9	$ 322.8	$ 1,915.0	$ 1,561.3
Effect of foreign currency translation	(8.3)	(11.2)	(32.2)	(129.1)
Non-GAAP fixed currency operating income	$ 548.6	$ 311.6	$ 1,882.8	$ 1,432.2

Reported GAAP operating income	$ 556.9	$ 322.8	$ 1,915.0	$ 1,561.3
Special (gains) and charges	7.9	243.9	105.5	495.4
Non-GAAP adjusted operating income	564.8	566.7	2020.5	2,056.7
Effect of foreign currency translation	(8.3)	(11.2)	(32.2)	(129.1)
Non-GAAP adjusted fixed currency operating income	$ 556.5	$ 555.5	$ 1,988.3	$ 1,927.6

Operating Income Margin
Reported GAAP operating income margin	16.6%	9.5%	14.6%	11.5%
Non-GAAP adjusted fixed currency operating income margin	16.8%	16.6%	15.3%	14.9%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent and per share)	2016	2015	2016	2015

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 366.3	$ 208.9	$ 1,229.6	$ 1,002.1
Special (gains) and charges, after tax	1.6	165.1	62.4	376.9
Discrete tax net expense (benefit)	0.3	(7.3)	3.9	(63.3)
Non-GAAP adjusted net income attributable to Ecolab	$ 368.2	$ 366.7	$ 1,295.9	$ 1,315.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.24	$ 0.69	$ 4.14	$ 3.32
Special (gains) and charges, after tax	0.01	0.55	0.21	1.25
Discrete tax net expense (benefit)	0.00	(0.02)	0.01	(0.21)
Non-GAAP adjusted diluted EPS	$ 1.25	$ 1.22	$ 4.37	$ 4.37

Provision for Income Taxes
Reported GAAP tax rate	23.9%	14.4%	24.4%	22.8%
Special gains and charges	0.9	8.3	1.0	(0.4)
Discrete tax items	(0.1)	1.5	(0.2)	3.5
Non-GAAP adjusted tax rate	24.7%	24.2%	25.2%	25.9%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,247.1	$ 1,017.2
Provision for income taxes	403.3	300.5
Interest expense, net	264.6	243.6
Depreciation	561.0	559.5
Amortization	289.7	300.0
EBITDA	$ 2,765.7	$ 2,420.8
Special (gains) and charges impacting EBITDA	105.5	495.4
Adjusted EBITDA	$ 2,871.2	$ 2,916.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax items net expenses of $2.6 million were driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax items net benefits of $39.4 million were driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax items net benefits of $19.2 million were driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal income tax return. The fourth quarter discrete tax items net benefits of $7.3 million were driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually immaterial items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.